Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of October 9, 2020
among
WATFORD HOLDINGS LTD.,
ARCH CAPITAL GROUP LTD.,
and

GREYSBRIDGE LTD.

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-ii-

EXHIBITS
Exhibit A    Statutory Merger Agreement
SCHEDULES
Schedule 1-A    Knowledge of the Company
Schedule 1-B    Knowledge of Parent

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AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 9, 2020, by and among WATFORD HOLDINGS LTD., a Bermuda exempted company limited by shares (the “Company”), ARCH CAPITAL GROUP LTD., a Bermuda exempted company limited by shares (“Parent”), and GREYSBRIDGE LTD., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement have the respective meanings specified in Section 9.03.
WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each Common Share issued and outstanding shall be converted into the right to receive the Merger Consideration, except as otherwise provided in this Agreement;
WHEREAS, the Company Board has (i) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each unanimously approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the transactions contemplated hereby and thereby, and in the case of the Parent Board, unanimously resolved, in accordance with the terms of the Voting and Support Agreement, for Arch Reinsurance Ltd. to vote all of its Common Shares and Gulf Reinsurance Ltd. to vote all of its 8½% Preference Shares in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting;
WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as its sole shareholder;
WHEREAS, Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement and the Statutory Merger Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Arch Reinsurance Ltd. and Gulf Reinsurance Ltd. are entering into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which Arch Reinsurance Ltd. and Gulf Reinsurance Ltd. have agreed, among other things, to vote all of its Common Shares, in the case of Arch Reinsurance Ltd., and 8½% Preference Shares, in the case of Gulf Reinsurance Ltd., in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in the Voting and Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.01.    The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).
Section 1.02.    Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cahill Gordon & Reindel LLP, 32 Old Slip, New York, NY 10005, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. Eastern time within three (3) Business Days following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03(a), Section 7.03(b), 7.03(c) and Section 7.03(e) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) but the condition set forth in Section 7.03(d) has not been satisfied, then the Company may elect at any time, or from time to time, during the three (3) months following the date on which the conditions to Closing, other than the condition set forth in Section 7.03(d), have first been satisfied or (to the extent permitted by Law) waived, to deliver another Preliminary Non-Investment Grade Portfolio Certificate with a view to satisfying the condition set forth in Section 7.03(d) (the last day of such three (3) month period, the “Extended Condition Date”), and the Closing shall take place on the third (3rd) Business Day following the satisfaction of the condition set forth in Section 7.03(d) (or such other day as mutually agreed by the parties hereto), assuming that on such date all other conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) have been satisfied or waived by the party or parties entitled to the benefits thereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03.    Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the

Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as shall be set forth in the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).
Section 1.04.    Effects. The Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, and unless otherwise stated in this Agreement, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company.
Section 1.05.    Memorandum of Association and Bye-laws. The memorandum of association and the bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be in the form of the bye-laws of the Company as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.
Section 1.06.    Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company.
ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
Section 2.01.    Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.01 per share, of the Company (the “Common Shares”) or any of the 8½% cumulative redeemable preference shares, par value $0.01 per share, of the Company (the “8½% Preference Shares”) or any of the common shares, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”):
(a)    Conversion of Merger Sub Common Shares. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and, together with the 8½% Preference Shares issued and outstanding immediately prior to the Effective Time, shall constitute the only issued and outstanding share capital of the Surviving Company.
(b)    Cancellation of Parent-Owned Shares and Subsidiary-Owned Shares. Each Common Share that is owned by Parent or Merger Sub, or the Company as a treasury share, or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Common Shares. Subject to Sections 2.02, 2.03 and 2.04, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall, subject to Section 2.03, be converted into the right to receive $31.10 in cash, without interest (the “Merger Consideration”). All such Common Shares, when so converted, shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Common Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Common Shares will be appropriately adjusted to provide to the holders of Common Shares, Company PSUs and Company RSUs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.
(d)    Conversion of Preference Shares. Each 8½% Preference Share issued and outstanding immediately prior to the Effective Time shall be converted into one Surviving Company Preference Share with the same rights, preferences and voting powers as the 8½% Preference Shares so that each holder of 8½% Preference Shares owns the same number of Surviving Company Preference Shares immediately after the Effective Time as such entity owned of 8½% Preference Shares immediately prior to the Effective Time.
Section 2.02.    Exchange of Certificates; Payment Fund.
(a)    Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.” Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Common Shares for the Merger Consideration.
(b)    Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to send to each holder of record of Common Shares whose Common Shares were converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c)    Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as reasonably may be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Common Shares have been converted pursuant to Section 2.01(c). In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Common Shares are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or Common Shares held as Book-Entry Shares).
(d)    No Further Ownership Rights in Common Shares. The Aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Common Shares and any Company Share Awards shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Shares or Company Share Awards, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares or Company Share Awards that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing Common Shares (or Common Shares held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
(e)    Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Shares for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for Merger Consideration without any interest thereon.
(f)    No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)    Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets, and, in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h)    Withholding Rights. Each of Parent, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (and any posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate) by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
Section 2.03.    Dissenter’s Rights.
(a)    At the Effective Time, all Common Shares and 8½% Preference Shares held by a holder who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares or 8½% Preference Shares, as the case may be, to require appraisal of their Common Shares or 8½% Preference Shares, as the case may be, pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (the “Dissenting Shares”) shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive, in the case of Common Shares, the Merger Consideration pursuant to Section 2.01(c) and Section 2.02, or, in the case of the 8½% Preference Shares, the preferred shares of the Surviving Company as described in Section 2.01(d), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, in the case of Common Shares, the Merger Consideration or, in the case of the 8½% Preference Shares, the value of their preference shares in the Surviving Company as described in Section 2.01(d), be entitled to receive such difference from the Surviving Company by payment made within 30 days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
(b)    In the event that a holder fails to exercise any right to appraisal within one month after the date the notice convening the Company Shareholders Meeting has been given or effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.01(c)

and Section 2.02, in the case of holders of Common Shares, and Section 2.01(d), in the case of holders of 8½% Preference Shares.
(c)    The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.
Section 2.04.    Company Share Awards.
(a)    Treatment of Company PSUs and Company RSUs. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs or Company RSUs, as applicable:
(i)    each then outstanding Company PSU shall become fully vested on the basis of assuming, in all cases, the achievement in full of the applicable performance metrics at the target level of performance and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “PSU Merger Consideration”); and
(ii)    each then outstanding Company RSU shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “RSU Merger Consideration”).
As of the Effective Time, each holder of Company PSUs and Company RSUs shall cease to have any rights with respect thereto, except the right to receive the PSU Merger Consideration or RSU Merger Consideration, as applicable, payable (without interest) at the time and in the manner set forth in Section 2.04(c).
(b)    Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.
(c)    Payments with Respect to Company Share Awards. In the case of Company Share Awards, the holder of such Company Share Awards shall receive in exchange therefor the applicable PSU Merger Consideration or RSU Merger Consideration, as applicable, into which such Company Share Awards have been converted pursuant to this Section 2.04, to be paid through the payroll of the Surviving

Company or its Affiliates on or as soon as practicable after the Closing Date and in no event later than five Business Days following the Closing Date.
(d)    Company Actions. Prior to the Effective Time, the Company shall use reasonable best efforts to take all actions as may be necessary or appropriate or as reasonably may be requested by Parent to effectuate the actions contemplated by this Section 2.04.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2018 and prior to the date of this Agreement (the “Filed Company SEC Documents”), in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Filed Company SEC Documents or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature, but for the avoidance of doubt, all representations and warranties in this Article III will in all respects be qualified by the terms, conditions and contents of all documents that were filed as exhibits in the Filed Company SEC Documents, or (ii)  as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, which Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement.
Section 3.01.    Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such concept is applicable in the case of any jurisdiction outside the United States), except, in the case of the Company Subsidiaries, where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, accurate and complete copies of (a) the Memorandum of Association of the Company in effect as of the date of this Agreement (the “Company Memorandum of Association”) and (b) the amended and restated bye-laws of the Company in effect as of the date of this Agreement (the “Company Bye-laws”).
Section 3.02.    Company Subsidiaries.
(a)    All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests), except for restrictions imposed by applicable securities Law.
(b)    Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.
(c)    The Company has delivered or made available to Parent, prior to execution of this Agreement, accurate and complete copies of the certificate of incorporation, including any certificate of designations, bye-laws, or similar organizational documents, each as amended to date, of each Company Subsidiary (the foregoing documents, together with the Company Memorandum of Association and the Company Bye-Laws, collectively, the “Charter Documents”). Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective Charter Documents.
Section 3.03.    Capital Structure.
(a)    The authorized share capital of the Company consists of 120,000,000 Common Shares, and 30,000,000 Preference Shares, $0.01 par value, of the Company (the “Preference Shares”) and, together with the Common Shares, the “Share Capital”). At the close of business on October 8, 2020, (i) 19,886,979 Common Shares were issued and outstanding; (ii) 2,145,202 Preference Shares were issued and outstanding (all of which consisted of the Company’s 8½% Preference Shares); (iii) 678,437 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; (iv) 35,055 Common Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming for these purposes achievement of the applicable performance metrics at the maximum level of performance); and (v) 84,255 Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs. Except as set forth in this Section 3.03(a), at the close of business on October 8, 2020, no share capital or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.
(b)    All outstanding Common Shares are, and, at the time of issuance, all such shares that may be issued upon the vesting or settlement of Company PSUs or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Bermuda Companies Act, the Company Memorandum of Association, the Company Bye-laws or any written contract, lease, license, indenture, note, bond, agreement, mortgage, undertaking, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which the Company is a party or otherwise bound. Except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any share capital of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of any Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any share capital of the Company or any Company Subsidiary. Except (i) for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with the withholding of Taxes in connection with the vesting or settlement of Company Share Awards and (ii) as provided in the certificate of designation of the 8½% Preference Shares, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any share capital or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). Other than the Voting and Support Agreement, the Common Shareholders’ Agreement, dated March 25, 2014, and the Preference Shareholders’ Agreement, dated March 31, 2014, none of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any share capital or voting securities of, or other equity interests in, the Company.
Section 3.04.    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, subject, in the case of the Merger, to the receipt of the affirmative votes of not less than 50% of the holders of outstanding Common Shares and 8½% Preference Shares, voting as a single class, at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by a vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that (x) the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act and (y) the Surviving Company Preference Shares constitutes fair value for each 8½% Preference Share in accordance with the Bermuda Companies Act; (ii) determining that the terms of this Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders; (iii) approving and declaring advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger; and (iv) convening a meeting of the shareholders and, subject to Section 5.04, recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) (the foregoing (i) through (iv), collectively, the “Company Board Recommendation”). Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or its Affiliates are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05.    No Conflicts; Consents.
(a)    Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the respective Charter Documents of the Company and the Company Subsidiaries (assuming that the Company Shareholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Permit, Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Except as set forth in Section 7.01(b) of the Company Disclosure Letter (other than delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act) and based on information provided by Parent or an Affiliate thereof to the Company, no Permit, consent, approval, clearance, waiver, order, or authorization of, or registration with, or filing with, or notice to (any of the foregoing, the “Consents” and each, a “Consent”) any supranational, national, federal, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority or any quasi-governmental body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the Schedule 13E-3, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) approvals and filings with any Governmental Entities as set forth in Section 3.05(b) of the Company Disclosure Letter; (iii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents as are required to be made or obtained under (1) any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws or (2) applicable state securities or “blue sky” Laws and the securities Laws of any foreign country, in each case in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (iv) executing and delivering the Statutory Merger Agreement; (v) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (vi)

compliance with the Nasdaq National Market (“Nasdaq”) rules and regulations; and (vii) such other matters or Consents that if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s share capital necessary for the adoption of this Agreement.
Section 3.06.    SEC Documents; Undisclosed Liabilities.
(a)    The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2018 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and the Schedule 13E-3, being collectively referred to as the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”).
(b)    Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with any applicable requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments solely to the extent the effect of such adjustments could not, individually or in the aggregate, be material). To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.
(c)    Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2020 (or the notes thereto) included in the Company SEC Documents, (ii) for Liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (iii) for Liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2020, and (iv) for other Liabilities and obligations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any

Company Subsidiary has any Liabilities which would be required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under GAAP.
(d)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and Company Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and the Company Subsidiaries. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.
(e)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. Neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and the Company Subsidiaries that has not been subsequently remediated, or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.
(f)    Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(g)    Except as set forth in Section 3.06(g) of the Company Disclosure Letter, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. The Company is also in compliance with all of the other applicable provisions of SOX and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.
(h)    Since January 1, 2018, none of the Company or any Company Subsidiary nor any director or officer of the Company or any Company Subsidiary has received any material written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any Company Subsidiary or any material written complaint, allegation, assertion, or claim from employees of the Company or any Company Subsidiary regarding questionable financial accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violating by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.
(i)    None of the Company Subsidiaries is, or has at any time since January 1, 2018 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 3.07.    Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.
Section 3.08.    Absence of Certain Changes or Events. From June 30, 2020, to the date of this Agreement, (a) the business of the Company and each Company Subsidiary has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been or occurred any event, change, condition, effect, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.09.    Taxes. Except as set forth in Section 3.09 of the Company Disclosure Letter:
(a)    Each of the Company and each Company Subsidiary has (i) timely filed all material Tax Returns required to have been filed by it (taking into account any valid extensions), and each such Tax Return is correct and complete in all material respects, (ii) paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return) and (iii) made adequate accruals or reserves in accordance with GAAP for all material unpaid Taxes not yet due and payable. As of the Closing Date, the Company has no liability for any material unpaid Taxes accruing after the date of the Company’s most recent financial statements, other than Taxes accruing in the ordinary course of business conducted after the date of the Company’s most recent financial statements.
(b)    Neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired.

(c)    Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Entity all Taxes required to be so withheld and paid over. Each of the Company and each Company Subsidiary has accurately reported each such withheld amount to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.
(d)    There are no ongoing, pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other administrative or judicial proceedings with respect to any Taxes of the Company or any Company Subsidiary.
(e)    Neither the Company nor any Company Subsidiary has entered into any closing or similar agreement with a Governmental Authority with respect to any Taxes or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Governmental Authority, in each case which could affect the Company’s or any Company Subsidiary’s liability for Taxes at any time after the Closing.
(f)    No deficiency or other proposed assessment or adjustment for Taxes has been assessed, asserted, proposed or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company or any Company Subsidiary which deficiency or other proposed assessment or adjustment has not since been paid in full, settled or withdrawn.
(g)    No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to Tax in that jurisdiction.
(h)    Neither the Company nor any Company Subsidiary (i) is a party to, has any Tax Sharing Obligation other than any Tax Sharing Obligation solely among Company and/or any Company Subsidiary, (ii) has any liability for the Taxes of any Person (other than the Company and Company Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law or otherwise, or (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group for any Tax purpose.
(i)    Neither the Company nor any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of (A) any change in method of accounting with respect to any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date, under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (B) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, (C) any prepaid income received on or prior to the Closing Date, (D) an election under Section 108(i) of the Code (or any similar provision of applicable state, local or non-U.S Law) or (E) Section 965 of the Code.
(j)    There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(k)    Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Law).
(l)    Neither the Company nor any Company Subsidiary has (i) participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state, local or non-U.S. Law); or (ii) been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code (or any similar provision of state, local or non-U.S. Law).
(m)    To the Knowledge of the Company, for all prior taxable years since the Company’s inception, either (i) the gross “related person insurance income” (as such term is defined in Section 953 of the Code) of the Company and each of the Company Subsidiaries has not exceeded 20% of its gross income or (ii) direct or indirect insureds (and persons related to those insureds) have not owned directly or indirectly through entities 20% or more of the voting power or value of the Company’s or any Company Subsidiary’s shares, and the Company currently expects the foregoing to be true for the current taxable year.
(n)    Neither the Company nor any Company Subsidiary has made an election under Section 953(d) of the Code.
(o)    Subject to the disclosure regarding the U.S. federal income tax rules concerning “passive foreign investment companies” included in the Company’s most recent SEC Form 10-K under the heading “U.S. Holders may be subject to certain adverse tax consequences based on the application of rules regarding passive foreign investment companies, or PFICs”, for all prior taxable years since the Company’s inception, the Company was not a “passive foreign investment company” as defined in Section 1297 of the Code and the Treasury Regulations thereunder, and the Company currently expects the foregoing to be true for the current taxable year.
(p)    Neither the Company nor any Company Subsidiary other than Watford Holdings (U.S.) Inc. and its wholly-owned subsidiaries Watford Specialty Insurance Company and Watford Insurance Company has been engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or has received written notice from the IRS claiming that the Company or such Company Subsidiary may have been subject to U.S. federal income Tax as a result of being so engaged in a trade or business within the United States.
(q)    Each of the Company and each Company Subsidiary has conducted all intercompany transactions in substantial compliance with the principles of, and documentation requirements pertaining to, Sections 482 and 845 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).
(r)    No asset of the Company or any Company Subsidiary is currently escheatable or payable to any Governmental Body under any applicable escheatment or unclaimed property Laws.
(s)    To the Knowledge of the Company, no shareholder of the Company has been, or is currently expected for the current year to be, required to include any item of the Company in gross income pursuant to Section 951A of the Code.
(t)    Neither the Company nor any Company Subsidiary has been, or is currently expected for the portion of the current year ending on the Closing to be, subject to the “base erosion and anti-abuse tax” under Section 59A of the Code.

Section 3.10.    Employee Benefits.
(a)    For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, in each case (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary or (B) with respect to which the Company or any Company Subsidiary has any liability; provided, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.
(b)    Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.10(c) of the Company Disclosure Letter, (i) to the Company’s Knowledge each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened, assessment, complaint, proceeding or, to the Knowledge of the Company, audit or investigation of any kind by any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); (iii) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions; (iv) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (v) neither the Company nor any Company Subsidiary, has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (vii) each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form and operation with all applicable requirements of Section 409A of the Code.
(c)    Other than as provided in any applicable Company Benefit Plan and any employment contracts in effect between the Company and any Company Employee, forms of which have been filed with the SEC, neither the execution or delivery of this Agreement or the Statutory Merger Agreement nor the consummation of the Merger (alone or in combination with any other event) will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee; (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee; (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code; (v) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan; or (vi) impose any restriction on the rights of the Company or any Company Subsidiary to amend or terminate any Company Benefit Plan. The Company has no obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Section 409A or 4999 of the Code.
(d)    The representations and warranties set forth in this Section 3.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.
Section 3.11.    Litigation . Except as set forth in Section 3.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any Company Subsidiary in their capacities as such that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary or any of their respective properties or assets is subject to any Order which, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect.
Section 3.12.    Compliance with Applicable Laws.
(a)    Except as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2018, have been, in material compliance with all Laws and Orders applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or any of their respective businesses or properties is bound. Since January 1, 2018, no Governmental Entity has issued any notice or notification stating that the Company or any Company Subsidiary is not in compliance with any Law in any material respect.
(b)    The Company and the Company Subsidiaries hold, to the extent necessary to lawfully operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened in writing except for any such suspension or cancellation which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is and, since January 1, 2018, has been in compliance with the terms of all Permits, except where the failure to be in such compliance has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13.    Compliance with Anti-Corruption Laws.
(a)    The Company and the Company Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all Anti-Corruption Laws. Since January 1, 2016, neither the Company nor any Company Subsidiary, nor its and their respective directors, executive officers nor, to the Knowledge of the Company, non-executive officers, employees and agents, has, violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law in any material respect.
(b)    To the Knowledge of the Company: (i) no director, officer, or agent of the Company or of any Company Subsidiary is a Government Official; and (ii) none of the Company Parties has at any time since January 1, 2016, been barred or disqualified from participating in any bid process run by a Governmental Entity based on actual or alleged failure to comply with Anti-Corruption Laws.

Section 3.14.    Sanctions. The Company and the Company Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Sanctions and export controls. There is no investigation or Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Entity with respect to any violation of any applicable Sanctions or export controls in any material respect by the Company or any Company Subsidiary. None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person. The Company and the Company Subsidiaries have in place internal policies, procedures, and controls appropriately designed to comply with applicable Sanctions.
Section 3.15.    Compliance with Anti-Money Laundering Laws. To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Anti-Money Laundering Laws. To the Knowledge of the Company, there is no investigation or Action pending or threatened in writing by or before any Governmental Entity with respect to any violation of any Anti-Money Laundering Laws in any material respect by the Company or the Company Subsidiaries.
Section 3.16.    Data Privacy and Cyber Security.
(a)    Based on reliance on the information technology, data privacy and cyber security services provided to the Company by an Affiliate of Parent, to the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all applicable Laws relating to privacy and protection of Personal Data applicable to the Company and the Company Subsidiaries, including but not limited to the following Laws, to the extent such Laws are applicable to the conduct of the Company and the Company Subsidiaries (collectively, “Privacy Laws”): the EU General Data Protection Regulation, the California Consumer Privacy Act, the Gramm-Leach-Bliley Act of 1999; the Fair Credit Reporting Act of 1970 (“FCRA”); the Fair and Accurate Credit Transactions Act of 2003; the Identity Theft Red Flag Rules; the Electronic Communications Privacy Act of 1986; the Telephone Consumer Protection Act of 1991; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003; Section 5 of the FTC Act; all applicable data export control Laws; and all other applicable privacy, security, data protection and destruction, mini-FCRA, and data breach notification Laws.
(b)    Based on reliance on the information technology, data privacy and cyber security services provided to the Company by an Affiliate of Parent, to the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all contractual privacy and security policies, standards and contractual obligations to which the Company is bound. Since January 1, 2017, the Company and the Company Subsidiaries have not received any written notice from any Governmental Entity or any other Person regarding material noncompliance with any Privacy Laws or other Laws pertaining to privacy or security of data or information or any such contractual privacy and security standards and obligations.
(c)    Based on reliance on the information technology, data privacy and cyber security services provided to the Company by an Affiliate of Parent, to the Knowledge of the Company, to the Knowledge of the Company, since January 1, 2018, there has been no material data or information security breach or incident, including any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any of the databases, or computer, communications or information equipment, systems or networks, in each case, of the Company and the Company Subsidiaries (“Data Breach”). Through information technology, data privacy and cyber security services provided to the Company by an Affiliate of Parent, to the

Knowledge of the Company, as of the date of this Agreement, each of the Company and the Company Subsidiaries uses commercially reasonable efforts to protect against any unauthorized use, access, interruption, modification, or corruption or malware, in material conformance with applicable industry practices or Laws, the confidentiality, integrity, and security of Personal Data in the possession or control of the Company and the Company Subsidiaries, the databases, servers, systems, sites, circuits, networks, and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) of the Company or the Company Subsidiaries.
(d)    Based on reliance on the information technology, data privacy and cyber security services provided to the Company by an Affiliate of Parent, to the Knowledge of the Company, since January 1, 2018, no Data Breach, material violation of privacy of any individual, or material unauthorized use, access, or disclosure of any data or information in the Company’s databases, has occurred or is occurring or has been or is threatened in writing against any of the Company or the Company Subsidiaries (collectively, “Privacy Incident”). To the Knowledge of the Company, since January 1, 2018, no investigation, inquiry, complaint, or claim relating to the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, processing, or use) of the Company or the Company Subsidiaries or to any Privacy Incident has been or is being made, reported or conducted by any consumer, Governmental Entity, consumer advocacy group, industry or trade organization, privacy seal or certification program, privacy group, or member of media, in each case except as would not be material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.17.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and the Company Subsidiaries are (a) in compliance with applicable Laws concerning (i) the pollution, protection or cleanup of the Environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, Release or threat of Release of, or exposure to, Hazardous Substances or (ii) human health or safety (“Environmental Laws”), which compliance includes possession of required Permits and authorizations necessary for the operation of their respective businesses as presently conducted; (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; and (c) there are no unresolved Actions or written demands pending alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq. The representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations relating to compliance with Environmental Laws.
Section 3.18.    Contracts.
(a)    For purposes of this Agreement, “Material Contract” shall mean the following to which the Company or any Company Subsidiary is a party:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;
(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for annual base salary or payment in excess of $150,000;

(iii)    any Contract that purports to limit in any material respect the right of the Company or any Company Subsidiary (A) to engage in any material line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographic location which is material to the Company;
(iv)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any Company Subsidiary after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $500,000;
(v)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights or properties of the Company or any Company Subsidiary;
(vi)    any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any Company Subsidiary’s requirements for a given product or service from a given third party, which product or service is material to the Company and the Company Subsidiaries, taken as a whole;
(vii)    any Contract that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;
(viii)    any material partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and any wholly owned Company Subsidiary or solely among any wholly owned Company Subsidiaries;
(ix)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Company Subsidiaries;
(x)    any settlement, conciliation or similar agreement entered by any Governmental Entity whereby the Company or any Company Subsidiary is under an material obligation to perform activities, refrain from activities, perform services to a certain standard and/or pay money after the date of this Agreement; or
(xi)    an investment advisory or investment management agreement or arrangement to which the Company or any Company Subsidiary is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset; or
(xii)    any material administrative services, agency, underwriting or similar Contract under which the Company provides or receives services, excluding those which relate to the Parent or an Affiliate thereof.

(b)    The Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto.
(c)    As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.
(d)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, and is in full force and effect, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract (or has received written notice of breach) and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i) above, with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.
Section 3.19.    Properties.
(a)    None of the Company or any Company Subsidiary owns any real property.
(b)    Section 3.19(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all material real property that is leased, subleased, sub-subleased, or licensed to the Company or any Company Subsidiary, as applicable, and sets forth an accurate and complete list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). Accurate and complete copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.
(c)    Each Real Estate Lease (i) is in full force and effect and is valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies (the foregoing (A) and (B), the “Enforceability Limitations”); (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(d)    Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease which remains uncured.

Section 3.20.    Intellectual Property.
(a)    The Company or a Company Subsidiary is the owner of all registrations and applications for registration for Patents, Trademarks and Copyrights owned or purportedly owned by the Company or any Company Subsidiary (“Registered Intellectual Property Rights”), in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is validly licensed or otherwise has the valid right to use all Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, and immediately following the Closing, the Company and the Company Subsidiaries will continue to own or have in all material respects all such Intellectual Property Rights; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of a third-party.
(c)    To the knowledge of the Company, as of the date hereof, the operation of the respective businesses of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of third parties, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the operation of the respective businesses of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties, or that challenges the use, validity or ownership of Intellectual Property Rights by the Company or Company Subsidiary, that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(d)    To the Knowledge of the Company, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.
(e)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property Rights owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and the Company Subsidiaries and used in the conduct of the business as presently conducted.
(f)    The representations and warranties set forth in this Section 3.20 are the Company’s sole and exclusive representations relating to intellectual property matters of any kind.
Section 3.21.    Labor Matters.
(a)    None of the Company or any Company Subsidiary is a party to any collective bargaining or similar agreement with a labor organization or employee representative body (each, a “Collective Bargaining Agreement”).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of the Company or any of the Company Subsidiaries: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, (b) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (c) there are no charges pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the Equal Employment Opportunity Commission or any state, governmental or local agency in any relevant jurisdiction responsible of the prevention of unlawful employment practices.
(c)    There is no pending or, to the Knowledge of the Company, threatened claim or litigation, or internal or external complaint, against the Company or any Company Subsidiary with respect to allegations of sexual or other workplace harassment or misconduct or hostile work environment, and there has been no settlement of, or payment arising out of or related to, any litigation or claim with respect to sexual or other workplace harassment or misconduct or hostile work environment in the twenty four (24) months prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are in compliance in all material respects with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), wages, mandatory social security schemes, hours and occupational safety and health, terms and conditions of employment and employment practices.
(d)    The representations and warranties set forth in this Section 3.21 are the Company’s sole and exclusive representations relating to labor matters of any kind.
Section 3.22.    Anti-Takeover Provisions.
(a)    To the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to the Company is applicable to this Agreement, the Statutory Merger Agreement, the Merger, or any of the transactions contemplated by this Agreement.
(b)    The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.
Section 3.23.    Brokers’ Fees and Expenses . No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”) and the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.24.    Opinion of Financial Advisor. The Company Board has received the written opinion of the Company Financial Advisor, a correct and complete copy of which has been provided to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.25.    Insurance Policies. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies purchased by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as could not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the Knowledge of the Company, (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.
Section 3.26.    Reserves. The insurance reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Company Statutory Statements, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements, and (iii) satisfied the requirements of all applicable Laws in all material respects.
Section 3.27.    Reserved.
Section 3.28.    Investment Company. Neither the Company nor any Company Subsidiary is an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940.
Section 3.29.    Reserved.
Section 3.30.    Related Person Transactions. Excluding Parent and its Affiliates, there are, and since January 1, 2018, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of Common Shares (or any of their respective family members), but not including any wholly owned Company Subsidiary or Arch Reinsurance Ltd. or Gulf Reinsurance Ltd., on the one hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 3.31.    Insurance Business.
(a)    The Company Subsidiaries that conduct the business of insurance or reinsurance (each, a “Company Insurance Subsidiary”), are duly licensed to conduct the business of insurance or reinsurance in the jurisdictions in which they respectively operate. Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, reinsurance company in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.
(b)    Except as required by Insurance Laws of general applicability and the insurance or reinsurance permits maintained by the Company Insurance Subsidiaries and except as set forth in Section 3.31(b) of the Company Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has the Company nor any Company Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to it or any Company Subsidiary, which (i) limit the ability of the Company or any of the Company Insurance Subsidiaries to issue insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Company Insurance Subsidiary (the “Company Insurance Policies”) or enter into reinsurance agreements, (ii) require any divestiture of any investment of any Subsidiary, (iii) in any manner relate to the ability of any of the Company’s Subsidiaries to pay dividends, (iv) require any investment of the Company Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent) or (v) otherwise restrict the conduct of business of the Company or any Company Subsidiaries.
(c)    All material Company Insurance Policies in effect as of the date of this Agreement were arranged through an underwriting services agreement with an Affiliate of Parent and, to the Knowledge of the Company, are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the Insurance Regulator of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 3.32.    Statutory Statements; Examinations.
(a)    Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2019, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each material jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)    The financial statements included in such Company Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations of such Company Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).
Section 3.33.    No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent or Merger Sub (and notwithstanding the delivery or disclosure to the Parent, Merger Sub or any of their Representatives of any documentation, projections, estimates, budgets or other information), Parent and Merger Sub each acknowledge that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and neither Parent nor Merger Sub is relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.
Section 4.01.    Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.02.    Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement. The execution and delivery of this Agreement and the Statutory Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Statutory Merger Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the Statutory Merger Agreement or to consummate the Merger and the transactions contemplated hereby (except for executing and delivery the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03.    No Conflicts; Consents.
(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement and the Statutory Merger Agreement do not, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any of their respective Affiliates under, any provision of (i) the governing or organizational documents of Parent; Merger Sub or any of their respective Affiliates; (ii) any Contract to which Parent; Merger Sub or any of their respective Affiliates is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Permit, Order or Law, in each case, applicable to Parent; Merger Sub or any of their respective Affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent; Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) compliance with and filings under the HSR Act, (B) approvals and filings with any Governmental Entities as set forth in Section 4.03 of the Parent Disclosure Letter, and (C) such other Consents as are required to be made or obtained under (1) any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws or (2) applicable state securities or “blue sky” Laws and the securities Laws of any foreign country, in each case in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (ii) executing and delivering the Statutory Merger Agreement; (iii) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04.    Information Supplied. None of the information supplied or to be supplied by Parent; Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent; Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent; Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.
Section 4.05.    Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of incorporation of Parent the business of Parent and the Parent Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent, to the Knowledge of Parent, the business of Parent and the Parent Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.
Section 4.06.    Litigation. At the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent; Merger Sub or any of their respective Affiliates, nor is there any Order outstanding against or, to the Knowledge of Parent, investigation by any Governmental entity involving Parent; Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.07.    Brokers’ Fees and Expenses. No broker, investment banker or financial advisor, other than Goldman Sachs & Co. LLC and Guggenheim Partners Investment Management, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.08.    Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.09.    Ownership of Common Shares and Preference Shares. Except for the Common Shares owned by Arch Reinsurance Ltd. and 8½% Preference Shares owned by Gulf Reinsurance Ltd., none of Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any of their respective Affiliates (other than certain officers and directors of Arch Capital Group Ltd. and its subsidiaries), owns, or will prior to the Closing Date own, any share capital of the Company or has any rights to acquire any share capital of the Company (except pursuant to this Agreement). Other than the Voting and Support Agreement, there are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the voting of any share capital or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the share capital or other equity interest of the Company or any of the Company Subsidiaries.

Section 4.10.    Available Funds. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration and all fees and expenses in connection with the Merger and the other transactions contemplated hereby.
Section 4.11.    Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01.    Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof or taken at the direction of Parent or its Affiliates pursuant to any existing Contract; (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); or (v) for actions taken to implement Governmental Orders issued, or to take actions reasonable necessary, in response to COVID-19, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and in compliance with applicable Laws. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof; (iv) for actions taken to implement Governmental Orders issued, or to take actions reasonable necessary, in response to COVID-19; or (v) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to not, and shall use commercially reasonable efforts to not cause or permit any Company Subsidiary to:
(a)    amend or propose to amend its Charter Documents, except as may be required by Law or the rules and regulations of the SEC or the Nasdaq;

(b)    (i) other than with respect to regular quarterly dividends required to be paid on the 8½% Preference Shares, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the vesting or settlement of Company Share Awards and (B) forfeitures of Company Share Awards;
(c)    except for transactions among the Company and one or more Company Subsidiaries or among one or more Company Subsidiaries, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any share capital of the Company or any Company Subsidiary other than the issuance of Common Shares (A) upon the vesting or settlement of Company Share Awards issued before the date hereof in accordance with the terms thereof or (B) as required by the terms of the Company Share Awards issued before the date hereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;
(d)    make, depart from or adopt any change in any accounting methods, principles, policies or practices of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice and except as may be required by a change in GAAP, Applicable SAP or Law (or authoritative interpretations thereof);
(e)    knowingly take any action, directly or indirectly, that would, or would reasonably be expected to, expose the Company or the Company Subsidiaries to material liability under any applicable Anti-Corruption Law or Anti-Money Laundering Law;
(f)    directly or indirectly (i) acquire or agree to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any equity interest in or business of any Person or division thereof or (ii) make any loans, advances, or capital contributions to or investments in any Person in excess of $500,000;
(g)    sell, transfer, lease, license, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, mortgage, sell and leaseback, encumber or otherwise subject to any Lien (other than Permitted Liens), any material properties or material assets, including the capital stock or other equity interests in any Company Subsidiary or any material interests therein, other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement; or (iii) with respect to transactions between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries;
(h)    repurchase, prepay, or incur any Indebtedness (including, for the avoidance of doubt, the issuance of any letters of credit) or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than a wholly owned Company Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except for (i) Indebtedness under the Company’s or the Company Subsidiaries’ existing credit facilities; or (ii) Indebtedness between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries;
(i)    institute, settle or compromise any Action involving the payment of monetary damages by the Company or any Company Subsidiary of any amount exceeding $1,000,000 in the aggregate;
(j)    abandon, allow to lapse, sell, assign, transfer, exclusively license, grant any material security interest in or otherwise encumber or dispose of any Intellectual Property Rights owned by the Company or any Company Subsidiary, or grant any material right or license to any Intellectual Property Rights, other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(k)    (i) make, change or revoke any material Tax election; (ii) file any amended material Tax Return; (iii) make, change or revoke any Tax accounting method; (iv) enter into any closing or similar agreement regarding any material Tax liability or assessment; (v) enter into, change or revoke any Tax Sharing Obligation; (vi) settle or resolve any controversy that relates to a material amount of Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material Tax audit, assessment or other Tax matter; or (viii) surrender any right to claim a material Tax refund;
(l)    (i) materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary, other than routine increases in the ordinary course of business consistent with past practice; (ii) hire, terminate or promote any officers or employees with an annual base salary over $50,000, other than hires or promotions to fill a vacancy in the ordinary course of business consistent with past practice; (iii) fund or secure the payment in any way, or accelerate the time of payment, vesting or funding of any compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice; or (iv) amend any Company Benefit Plan or Collective Bargaining Agreement or terminate, adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan or Collective Bargaining Agreement if in effect on the date hereof, in each case other than as required by applicable Law or the terms of any Company Benefit Plan in effect as of the date hereof;
(m)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;
(n)    terminate or modify in any material respect, or fail to exercise or waive any renewal or other rights with respect to, any material insurance policy or Material Contract, other than any Company Insurance Policy or Company reinsurance Contract;

(o)    make or authorize capital expenditures except in the ordinary course of business consistent with past practice, in excess, individually, or in the aggregate, of $1,000,000;
(p)    adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries);
(q)    enter into any material new line of business, any class or any market in which the Company and the Company Subsidiaries do not operate as of the date of this Agreement;
(r)    modify in any material respect the business plan of any Company Insurance Subsidiary filed with the applicable Insurance Regulator as of the date of this Agreement;
(s)    enter into any agreement or commitment with any Insurance Regulator other than in the ordinary course of business consistent with past practice;
(t)    abandon, modify, waive or terminate any material Permit; or
(u)    agree or commit to take any of the foregoing actions.
Section 5.02.    Other Actions. Except as expressly permitted, contemplated or required by this Agreement and except as required by applicable Law, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, (a) except at the express written request or with the express written approval of Parent the Company shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate with other such actions, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement and (b) except at the express written request or with the express written approval of the Company, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate with other such actions, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 5.03.    No Control. Nothing contained in this Agreement shall give Parent; Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.
Section 5.04.    No Solicitation by the Company; Company Board Recommendation.
(a)    Except as permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) of the Company or the Company Subsidiaries, to: (i) immediately cease any direct or indirect existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; and (ii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04), (B) furnish non-public information regarding the Company or the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract or agreement (collectively, a “Company Acquisition Agreement”) relating to any Alternative Proposal.
(b)    Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives an unsolicited bona fide written Alternative Proposal by any Person or Group at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.04(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and engage in discussions or negotiations with any Person with respect to such Alternative Proposal.
(c)    Promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as promptly as reasonably practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. Neither the Company nor any Company Subsidiary or any of its or their respective Representatives shall take any action set forth in subsections (i) or (ii) of Section 5.04(b) unless and until the Company shall have delivered to Parent the written notice contemplated by the foregoing sentence and a written notice advising Parent that it intends to take such action. The Company agrees that it shall promptly provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may, if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), and provided there has been no material breach of Section 5.04(a) that resulted in such Superior Proposal, (i) cause the Company to withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) or (ii) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not take either of the actions described in clauses (i) and (ii) above unless:
(x)    the Company has provided prior written notice to Parent of its intent to take such action at least four (4) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, that the Company Board has received a Superior Proposal, that the Company Board intends to effect an Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and shall specify the identity of the party making the Superior Proposal and the material terms and conditions thereof, and include an unredacted copy of such Superior Proposal (or, where no such copy is available, a detailed description of the material terms and conditions of such Superior Proposal) and attaches to such notice the most current version of any proposed agreement for such Superior Proposal;
(y)    during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal; and
(z)    the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal.
If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four (4) Business Day period above shall be deemed to be references to a three (3) Business Day period.
(e)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(f)    For purposes of this Agreement:
(i)    “Alternative Proposal” means any inquiry, proposal or offer (whether or not in writing), or any indication of interest in making a proposal or offer, by any Person or group (other than Parent and its Subsidiaries, including Merger Sub, or any Person in which Parent and its Subsidiaries hold not less than 20% of the equity ownership or voting power), relating to any transaction or series of related transactions (other than transactions contemplated by this Agreement), involving any (A) direct or indirect acquisition (whether by merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects or otherwise) of assets of the Company of any Company Subsidiary (including any voting interests of Company Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s and the Company Subsidiaries’ consolidated assets or to which twenty percent (20%) or more of the Company’s and the Company Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (B) direct or indirect acquisition (whether by merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or otherwise) of twenty percent (20%) or more of the voting equity interests of the Company or any Company Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (C) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting power of the Company; (D) merger, amalgamation, consolidation, other business combination, or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (E) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more Company Subsidiaries which, individually or in the aggregate, generate or constitute twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; or (F) any combination of the foregoing.
(ii)    “Superior Proposal” means any bona fide written Alternative Proposal (except that, for purposes of this definition, each reference in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be “eighty percent (80%)”) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) to be more favorable from a financial point of view to the holders of Common Shares than the transactions contemplated by this Agreement, taking into account: (A) all financial considerations; (B) the identity of the third party making such Alternative Proposal; (C) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Alternative Proposal; (D) the other terms and conditions of such Alternative Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Alternative Proposal deemed relevant by the Company Board (including conditions related to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (E) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Notice Period.
(iii)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action; provided that such confidentiality agreement shall require that any such Alternative Proposal or similar communications be made to the Company Board on a confidential basis to the extent permitted by Law); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement, including this Section 5.04.
ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.01.    Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.
(a)    As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish to the Company all information concerning Parent and its Affiliates as may be reasonably requested by the Company, including all such information required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and Parent shall provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will reasonably cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments proposed by Parent.
(b)    The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 13E-3 and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 13E-3 and shall provide the other parties with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC, on the other hand.
(c)    If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement or the Schedule 13E-3 which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent shall promptly notify the Company of such change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).
(d)    If prior to the Effective Time any change occurs with respect to information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company shall promptly notify Parent of such event, and the Company shall as promptly as practicable file any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any party under Section 6.01(a).
(e)    The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the SEC confirms it has no further comments on the Proxy Statement and the Schedule 13E-3 and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Common Shares and 8½% Preference Shares in advance of such meeting, for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a nonbinding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Subject to Section 5.04(d), the Company shall use its reasonable best efforts to (x) cause the Proxy Statement to be mailed to the Company’s shareholders, (y) solicit the Company Shareholder Approval and (z) take all other actions reasonably necessary to obtain the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement and the Schedule 13E-3, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d). The Company shall not submit any other proposals for approval at the Company Shareholder Meeting without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board or by any other development.
(f)    Once the Company Shareholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed other than if (x) the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or the Schedule 13E-3 is provided to the holders of Common Shares and 8½% Preference Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, or (ii) there will be an insufficient number of Common Shares and 8½% Preference Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, or (iii) there will be an insufficient number of proxies to obtain the Company Shareholder Approval; provided that the postponed or adjourned Company Shareholder Meeting cannot be scheduled after the date that is five (5) Business Days before the End Date. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.
Section 6.02.    Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period from the date of this Agreement through the Effective Time, to all their respective properties, books, contracts, commitments, records, officers, employees, accountants, and agents and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required Consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not result in such violation). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement.

Section 6.03.    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”), (ii) as promptly as reasonably practicable taking all steps as may be necessary to obtain all such Governmental Approvals, (iii) obtaining any Consents required from third parties (other than Governmental Approvals) in connection with the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly cooperate and coordinate with the other in the taking of the actions contemplated by the foregoing clauses (i) – (iv) and supply the other with any information that may be reasonable required in order to effectuate the taking of such actions.
(b)    In furtherance and not in limitation of the foregoing, each party, to the extent applicable to such party, hereto agrees to (i) file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the New Jersey Department of Banking and Insurance with respect to the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, (ii) file an application with the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company with respect to the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, (iii) make any and all necessary filings or notices with the applicable Insurance Regulator as soon as practicable after the date hereof, (iv) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, (v) supply as soon as practicable any additional information and documentary material that may be requested pursuant to such filings, (vi) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, (vii) make the filings with respect to any foreign Antitrust Laws set forth on Section 7.01(b) of the Company Disclosure Letter as soon as practicable, (viii) supply as soon as reasonably practicable any additional information and documentary material that may be required or requested by any Governmental Entity (including by complying with any “second request” for information or similar request from a Governmental Entity), (ix) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.03 as necessary, proper or advisable to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Entity as soon as practicable, and (x) not extend any waiting period under the HSR Act or other regulatory Laws, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).
(c)    In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement, each of Parent and the Company shall,

and shall cause their respective Affiliates to, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, any Insurance Regulators, the FTC, the DOJ, CFIUS or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with any Insurance Regulators, the FTC, the DOJ, CFIUS or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Insurance Regulators, the FTC, the DOJ, CFIUS or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement; and (v) permit the other party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to any Insurance Regulators, the FTC, the DOJ, CFIUS or any other Governmental Entity; provided that materials may be redacted (A) as necessary to comply with applicable Law, (B) as necessary to address reasonable privilege or confidentiality concerns and (C) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries and (D) to remove any personal or financial information relating to investors in the Company or Parent and the officers, directors and other controlling persons of such investors, the Company, Parent or Merger Sub. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.
(d)    In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a)–(c), but subject to Section 6.03(f), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any regulatory Law, so as, in each case, to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective subsidiaries, or effectuating any other change or restructuring of Parent, the Company or any of their respective subsidiaries, (C) opposing, including through litigation and reasonably available avenues of appeal, except for any suit, action or other proceeding or appeal involving any Insurance Regulator, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (2) any request for the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, any regulatory Law or any other applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (D) commencing and/or defending any suit, action or other proceeding before any court or other applicable Governmental Entity, and pursuing all reasonably available avenues of appeal thereto, except for any suit, action or other proceeding or appeal involving any Insurance Regulator, as may be required in order to (1) resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, any regulatory Law or any other applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, and (E) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective subsidiaries; provided, however, that any action contemplated by clauses (A), (B), (C), (D) and (E) is conditioned upon the consummation of the transactions contemplated by this Agreement.
(e)    The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(e) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.
(f)    Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event shall the Company or any Company Subsidiary agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements), individually or in the aggregate, could result in a Burdensome Condition. A “Burdensome Condition” shall mean any action, restriction, condition, limitation or requirement imposed by any Governmental Entity in connection with the Governmental Approvals which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by any Governmental Entity in connection with such Governmental Approvals would, or would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Surviving Company and its Affiliates (including Parent and its Affiliates) measured on a scale relative to the Company and the Company Subsidiaries taken as a whole.

Section 6.04.    Indemnification, Exculpation and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Charter Documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Bermuda Companies Act, the Surviving Company’s memorandum of association or bye-laws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification or any allegation of fraud or dishonesty is proved and (y) the Surviving Company shall cooperate in the defense of any such matter.
(b)    The Surviving Company shall use reasonable best efforts to work through the Marsh New York FINPRO group to obtain a “tail” policy of directors’ and officers’ liability insurance providing not less than six (6) years’ coverage from each of the primary layer and excess layer carriers who are currently insuring the Company’s directors and officers, with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Company Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 400% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement which is set forth in Section 6.04(b) of the Company Disclosure Letter (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) at an annual premium equal to or less than the Maximum Amount, it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount, using reasonable best efforts to work through the Marsh New York FINPRO group to maintain continuity of the Company’s current insurers providing the coverage in the various layers.

(c)    The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, the Company Indemnified Parties, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)    From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.
(e)    In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.
Section 6.05.    Financing Cooperation.
(a)    Cooperation. From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, at Parent’s sole expense, the Company shall use its commercially reasonable efforts, and shall cause each Company Subsidiary and its and their respective Representatives to use their respective commercially reasonable efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist Parent or Merger Sub as is reasonably requested by Parent or Merger Sub in connection with a potential debt financing in an amount necessary to redeem the 8½% Preference Shares outstanding on the Closing Date (the “Debt Financing”, and the redemption of the 8½% Preference Shares and the transactions related thereto, the “Redemption Transactions”), including using commercially reasonable efforts to:
(i)    as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Debt Financing, deliver to Parent and Merger Sub the Required Financing Information;
(ii)    participate in and cause the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary number of lender presentations, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Debt Financing on reasonable advance notice and at mutually agreeable times and places;
(iii)    assist with the preparation of appropriate and customary materials for rating agency and lender presentations, bank information memoranda, and other marketing documents reasonably requested or customarily provided in connection with the Debt Financing; provided, however, that neither the Company, the Company Subsidiaries or their Affiliates will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (a) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (b) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (c) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(iv)    execute and deliver customary authorization letters for the Debt Financing authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);
(v)    furnish no later than three (3) Business Days prior to the Closing Date all documentation and other information that is reasonably requested by Parent or Merger Sub that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company and the Company Subsidiaries, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date;
(vi)    facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing effective no earlier than, and subject to the occurrence of, the Closing;
(vii)    cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by the Company and the Company Subsidiaries reasonably necessary to permit the completion of such Debt Financing, in each case effective no earlier than, and subject to the occurrence of, the Closing;
(viii)    assist in the preparation and negotiation of, and facilitate the execution and delivery of, one or more credit agreements, pledge and security documents, and other definitive financing documents and other certificates or documents as may be reasonably requested by Parent, Merger Sub, or the sources of the Debt Financing (including customary officer’s and other closing certificates and back-up therefore), in each case effective no earlier than, and subject to the occurrence of, the Closing; and
(ix)    take such actions, at the direction of Parent or Merger Sub, as are reasonably necessary to effect the redemption in full on the Closing Date of all then outstanding 8½% Preference Shares in connection with the consummation of the Merger, including, but not limited to, the issuance of any notices of redemption or similar instruments.
Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing, (ii) none of the Company, the Company Subsidiaries or their respective Representatives shall be required to execute or enter into, perform or authorize any agreement with respect to the Debt Financing (other than customary representation letters, authorization letters and undertakings) that is not contingent upon the Closing or that would be effective prior to the Closing Date (and, for the avoidance of doubt, the board of directors or other equivalent governing body of Parent shall enter into or provide any resolutions, consents, approvals or other Closing arrangements on behalf of the Company and the Company Subsidiaries as may be required by the Debt Financing sources at, or as of, the Closing), (iii) no Representative of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action to the extent any such action would reasonably be expected to result in personal liability to such Representative, (iv) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable laws, any organizational documents of the Company or any Company Subsidiary, any Contract or obligations of confidentiality binding on the Company or any Company Subsidiary, (v) neither the Company nor any

Company Subsidiary shall be required to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (vi) neither the Company nor any Company Subsidiary shall be required to make any representation, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (vii) neither the Company nor any Company Subsidiary shall be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing other than customary representation letters, authorization letters and undertakings, (viii) neither the Company nor any Company Subsidiary shall be required to (ix) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege or other similar privilege of the Company or any Company Subsidiary or (y) change any fiscal period, (x) the Redemption Transactions shall be funded using consideration provided by the Debt Financing or otherwise by Parent, and (xi) Parent shall be responsible for all liabilities, fees and expenses incurred by Company, any Company Subsidiary or any of their respective Representatives in connection with the Redemption Transactions. In addition, (A) no action, liability or obligation of the Company, any Company Subsidiary or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters, authorization letters and undertakings) will be effective until the Effective Time, and neither the Company nor any Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Company or its Subsidiaries as the obligor. Nothing in this Section will require the Company Board to approve any financing (including the Debt Financing) or Contracts related thereto, effective prior to the Closing Date.
(b)    The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos and other trademarks in connection with the Debt Financing; provided, that such logos and trademarks (i) are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any Company Subsidiaries or their reputation, (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a form and manner reasonably acceptable to the Company.
(c)    All non-public or other confidential information provided by the Company, any Company Subsidiary or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings.
(d)    Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, any Company Subsidiary or any of their respective Representatives in connection with the cooperation contemplated by this Section.
(e)    The Company, the Company Subsidiaries and each of their respective Representatives will, promptly upon request by the Company, be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section (including, without limitation, the provision of information utilized in connection therewith).
(f)    From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, at Parent’s sole expense, the Company shall use its commercially reasonable efforts, and shall cause each Company Subsidiary and its and their respective Representatives to use their respective commercially reasonable efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist Parent or Merger Sub in connection with any equity financing of Parent, including using commercially reasonable efforts to provide reasonably requested diligence materials and participate in and cause the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary due diligence sessions in connection with any such equity financing on reasonable advance notice and at mutually agreeable times and places.
(g)    The Parties acknowledge and agree that the provisions contained in this Section represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing in connection with the transactions contemplated by this Agreement, and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, Parent and Merger Sub each acknowledge and agree that obtaining any financing is not a condition to the Closing. If any financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.
Section 6.06.    Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing; provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if the resolution of such litigation requires payment from the Company or any of the Company Subsidiaries or any of its or their Representatives in an amount that together with all other such payments does not exceed the amount set forth in Section 6.06 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no other non-monetary relief. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their respective Affiliates shall be required to defend, contest, or resist any Action, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
Section 6.07.    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b 3 promulgated under the Exchange Act.

Section 6.08.    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.08 shall not apply to any release or announcement made or proposed to be made in connection with and related to an Adverse Recommendation Change, any Alternative Proposal, any Superior Proposal or related matters pursuant to the terms of this Agreement.
Section 6.09.    Merger Sub. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Statutory Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement.
Section 6.10.    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement or the Statutory Merger Agreement, then each of the Parent, Merger Sub and the Company shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.11.    Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Company of the Common Shares and Preference Shares under the Exchange Act as promptly as reasonably practicable after the Effective Time.
Section 6.12.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, in each case where applicable in accordance with the terms of this Agreement.
Section 6.13.    Preliminary Non-Investment Grade Portfolio Certificate.
(a)    As promptly as reasonably practicable after the date on which all conditions set forth in Article VII (other than the condition set forth in Section 7.03(d) and those conditions that by their nature are to be satisfied at the Closing) having been satisfied or waived, the Company shall deliver to Parent a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth the Non-

Investment Grade Portfolio Loss through the Business Day prior to the delivery of such certificate. The calculation of the Non-Investment Grade Portfolio Loss shall be based on the Company’s Non-Investment Grade Portfolio Estimate for the most recently completed calendar month, adjusted to reflect dispositions and changes in values after the end of such month using the data contained in the report, prepared and furnished to the Company by the Investment Manager in the ordinary course, reflecting Realized Gains and Losses, Unrealized Gains and Losses and Net Interest Income during the period from the most recently completed calendar month through the Business Day prior to delivery of such certificate (the “Preliminary Non-Investment Grade Portfolio Certificate”).
(b)    If the Non-Investment Grade Portfolio Loss reflected in the Preliminary Non-Investment Grade Portfolio Certificate is $220 million or more, Parent and the Company shall cooperate in good faith to prepare an updated calculation of the Non-Investment Grade Portfolio Loss and have the Company’s independent investment accounting firm and independent Level 3 asset valuation specialist promptly determine the Non-Investment Grade Portfolio Loss for the Relevant Period, and that updated calculation shall be set forth in a certificate delivered by the Company’s Chief Executive Officer or Chief Financial Officer (the “Final Non-Investment Grade Portfolio Certificate”). If the Non-Investment Grade Portfolio Loss reflected in any Preliminary Non-Investment Grade Portfolio Certificate delivered by the Company is less than $220 million, the Preliminary Non-Investment Grade Portfolio Certificate shall be deemed to be the Final Non-Investment Grade Portfolio Certificate for purposes of determining whether the condition set forth in Section 7.03(d) is satisfied.
Section 6.14.    Employment and Company Benefits.
(a)    For the one-year period beginning at the Effective Time, Parent shall, or shall cause the Surviving Company to, provide each Company Employee during such employment within such one year period with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) short- and long-term cash incentive compensation opportunities that are no less favorable than the short- and long-term incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date; (iii) employee benefits that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided to such Company Employee immediately prior to the Closing Date; and (iv) a position with substantially comparable duties and responsibilities and the same work location as the position such Company Employee had immediately prior to the Closing Date.
(b)    Parent shall provide each Company Employee who incurs a termination of employment by the Surviving Company without cause during the one-year period immediately following the Effective Time with severance benefits of (i) a lump sum payment equal to twelve months of such Company Employee’s base salary, and (ii) a lump sum payment equal to the target value of such Company Employee’s annual incentive compensation (including both cash and equity incentive compensation) for the calendar year in which such termination occurs, which target value shall be no less than such target value for calendar year 2020 (including both cash and equity incentive compensation); provided that in all events, (x) if such Company Employee is subject to an employment agreement that provides for greater severance benefits than the severance benefits provided under this Section 6.14(b), the severance provisions of such employment agreement shall govern in lieu of the benefits provided under this Section 6.14(b), (y) such severance benefits shall be no less than the severance allowance required to be provided to such Company Employee under applicable Law (including, but not limited to, the Employment Act 2000) and (z) Parent shall, or shall cause the Surviving Company to, comply with all notice requirements under applicable Law (including, but not limited to, the Employment Act 2000) applicable to such termination of employment.

(c)    The Company shall pay, no later than the Closing Date, annual bonuses in respect of calendar year 2020 (including both cash and equity components), which shall (i) be based on the greater of target and actual performance (provided that the Company may exclude from the determination of actual performance the impact of any costs and expenses associated with the transactions contemplated by this Agreement or any non-recurring events that would not reasonably be expected to have affected the Company or any Company Subsidiary had the transactions contemplated by this Agreement not arisen in a manner that is intended to neutralize such impact), (ii) if the Closing Date occurs in calendar year 2020, not be prorated based on the number of days elapsed during the period commencing on January 1, 2020 and ending on the Closing Date, and (iii) be payable solely in cash.
(d)    Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for purposes of eligibility and vesting, and determination of the level of benefits (for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date under comparable plans of the Company; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(e)    Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.
(f)    No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason at any time; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates; or (iv) be treated as an amendment to or supersede in any way any employment agreement between the Company or a Company Subsidiary and a Company Employee, which employment agreement shall remain in effect and shall be supplemented by the foregoing to the extent the foregoing confers additional or more favorable rights on such Company Employee.

Section 6.15.    Tax Election. Neither Parent nor any of its Affiliates shall make or permit any election under Sections 338 or 336(e) of the Code with respect to any of the transactions contemplated by this Agreement.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.01.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities as set forth in Section 7.01(b) of the Company Disclosure Letter (other than delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act) shall have been filed, have occurred or been obtained without the imposition of any Burdensome Conditions (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.
(c)    No Legal Restraints. No applicable Law and no Order by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal, enjoins, or otherwise prohibits the consummation of the Merger and the other transactions contemplated hereby.
Section 7.02.    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement (except for the representations and warranties contained in Sections 4.01 and 4.02) shall be true and correct in all respects (without giving effect to any limitation as to “material,” “materiality,” “in all material respects,” “in any material respect,” “material adverse effect,” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01 and 4.02 shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing.
(c)    Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
Section 7.03.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.03(a), Section 3.04, Section 3.08(b), Section 3.22 and Section 3.23) shall be true and correct (without giving effect to any limitation as to “material,” “materiality,” “in all material respects,” “in any material respect,” “material adverse effect,” or “Company Material Adverse Effect” set forth therein) when made and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.01, Section 3.03(a), Section 3.04, Section 3.08(b), Section 3.22 and Section 3.23 shall be true and correct in all respects when made and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except for any de minimis inaccuracies in the numbers of outstanding shares referred to in Section 3.03(a)).
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)    Non-Investment Grade Portfolio. The Non-Investment Grade Portfolio Loss (if any) as set forth in the Final Non-Investment Grade Portfolio Certificate is less than $238 million.
(e)    Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01.    Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval):
(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:
(i)    if the Merger is not consummated on or before October 10, 2021 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes or results in the failure of the Merger to be consummated by the End Date; provided, further, that if the Extended Condition Date is a date later than the End Date, the End Date shall be automatically extended to such Extended Condition Date;
(ii)    if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any Legal Restraint; or
(iii)    if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting at which this Agreement has been submitted to the shareholders for adoption (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
(c)    by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, has not been cured by the earlier of (i) sixty (60) days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder;
(d)    by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);
(e)    by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, has not been cured by the earlier of (i) sixty (60) days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in material breach of any obligation hereunder;
(f)    by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g)    by Parent, if any condition set forth in Article VII is not satisfied by the Extended Condition Date.
Section 8.02.    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.02 shall be effective immediately upon delivery of such written notice to the other party. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub (or any shareholder, director, officer, employee, agent, or Representative thereof), other than (a) the final sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX (and any related definitions contained in any such Sections or Article), which provisions shall survive such termination and remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of its representations, warranties, covenants, or other agreements set forth in this Agreement provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, recoverable damages of the Company hereunder may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the shareholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s shareholders under this Agreement and the time value of money, which in each case may be deemed in such event to be damages of the Company and may be recoverable by the Company on behalf of its shareholders.
Section 8.03.    Fees and Expenses. Except as specifically provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(a)    The Company shall pay to Parent a fee of $18,660,000 (the “Termination Fee”) if:
(i)    the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or
(ii)    (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); and (C) within twelve (12) months of such termination, (1) the Company enters into a definitive Company Acquisition Agreement for an

Alternative Proposal or (2) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to twenty percent (20%) in the definition of “Alternative Proposal” shall be deemed to be references to fifty and one-tenth percent (50.1%).
(b)    Any Termination Fee due under this Section 8.03 shall be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), before or simultaneously with such termination, (y) in the case of termination of this Agreement pursuant to Section 8.01(f), on the Business Day immediately following the date of such termination, and (z) in the case of termination of this Agreement pursuant to Section 8.01(b)(iii), on the date of consummation of the Alternative Proposal as referred to in clause (a)(ii)(C) above.
(c)    If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.03, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such claim, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received, or a lesser rate that is the maximum permitted by applicable Law.
(d)    The parties acknowledge and agree that (i) the Termination Fee and other provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Company, Parent and Merger Sub would not have entered into this Agreement.
(e)    Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that this Section 8.03(e) shall not limit the right of (i) the Company to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.10 prior to the termination of this Agreement and (ii) any party to seek damages for any willful breach of this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
Section 8.04.    Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time, before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the parties hereto; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders.
Section 8.05.    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) unless prohibited by law, waive compliance with or satisfaction of any covenants, agreements or conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01.    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02, Section 8.03 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. For the avoidance of doubt, the Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.02.    Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail; (c) if sent by a nationally recognized overnight courier, on the earlier of (i) the first Business Day following the date of dispatch or (ii) when received by the addressee (or a Representative thereof at the address thereof); or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to the Company, to:
Watford Holdings Ltd.
Waterloo House, 1st Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Email:    lbr@watfordholdings.com
Attention:    Laurence Richardson
with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street, 3rd Floor
New York, New York 10019
Email:     gary.boss@cliffordchance.com
    john.healy@cliffordchance.com
Attention:     Gary Boss
    John A. Healy
(b)    if to Parent or Merger Sub, to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

Email:    LPetrillo@archcapservices.com
Attention:    Louis Petrillo
with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005
Email:    kpetillo-decossard@cahill.com
Attention:    Kimberly C. Petillo-Décossard
Section 9.03.    Definitions. For purposes of this Agreement:
“8½% Preference Shares” has the meaning set forth in Section 2.01.
“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.04(f)(iii).
“Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, indictments, litigations, or examinations by or before a Governmental Entity.
“Adverse Recommendation Change” means if the Company Board or any committee thereof shall (a) fail to include the Company Recommendation in the Proxy Statement; (b) withdraw or propose publicly to withdraw the Company Recommendation; (c) qualify, withdraw, amend, or modify, or propose publicly to qualify, withdraw, amend or modify (or fail to do any of the foregoing), in a manner adverse to Parent, the Company Recommendation; (d) recommend an Alternative Proposal; (e) take any action, or make any public statement, filing or release materially inconsistent with the Company Recommendation; or (f) resolve or agree to take any of the foregoing actions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” has the meaning set forth in the Recitals.
“Aggregate Merger Consideration” means, in the aggregate, the Merger Consideration, RSU Merger Consideration, and PSU Merger Consideration.
“Alternative Proposal” has the meaning set forth in Section 5.04(f)(i).
“Anti-Corruption Laws” means the FCPA, the UK Bribery Act 2010, the Bermuda Bribery Act 2016, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, in each case as amended, and legislation implementing such convention, and any other applicable anti-bribery or anti-corruption Laws.

“Anti-Money Laundering Laws” means, to the extent applicable, the Money Laundering Control Act of 1986, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and all other Laws to which the Company or the Company Subsidiaries are subject relating to anti-money laundering compliance.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other antitrust, competition or trade regulation Laws of any Governmental Entity or Laws issued by any Governmental Entity that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.
“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of the domiciliary jurisdiction of such Company Insurance Subsidiary as in effect at the relevant time.
“Appraisal Withdrawal” has the meaning set forth in Section 2.03(b).
“Appraised Fair Value” has the meaning set forth in Section 2.03(a).
“Bermuda Companies Act” has the meaning set forth in Section 1.01.
“Book-Entry Shares” has the meaning set forth in Section 2.01(c).
“Burdensome Condition” has the meaning set forth in Section 6.03(f).
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Bermuda or in New York City, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time on such calendar date.
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“CFIUS” means the Committee on Foreign Investment in the United States.
“Charter Documents” has the meaning set forth in Section 3.02(c).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.21(a).
“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for specified Taxes that is part of a larger commercial agreement not primarily related to Taxes (excluding any commercial agreement to sell or otherwise dispose of (1) any equity of any entity or (2) any assets other than inventory sold in the ordinary course of the Company’s business), such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.
“Common Shares” has the meaning set forth in Section 2.01.
“Company” has the meaning set forth in the Recitals.
“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).
“Company Benefit Plan” has the meaning set forth in Section 3.10(a).
“Company Board” has the meaning set forth in Section 3.04.
“Company Board Recommendation” has the meaning set forth in Section 3.04.
“Company Bye-laws” has the meaning set forth in Section 3.01.
“Company Disclosure Letter” has the meaning set forth in lead-in to Article III.
“Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date.
“Company Financial Advisor” has the meaning set forth in Section 3.23.
“Company Indemnified Parties” has the meaning set forth in Section 6.04(a).
“Company Insurance Subsidiary” has the meaning set forth in Section 3.31(a).
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any Company Subsidiary is a party, beneficiary, or otherwise bound.
“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition or results of operations or assets of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby prior to the End Date; provided, however, that, for purposes of clause (a), any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of clauses (a), (b), (c), (e), (f), or (g) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and the Company Subsidiaries conduct their business): (a) conditions generally affecting the economy in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate, or any other national or regional economy or the global economy generally; (b) conditions generally affecting political conditions (or changes in such conditions) in any country or region in the world; (c) declared or undeclared acts of war, cyber-attacks, sabotage or terrorism (including any escalation thereof), (d) natural disasters, epidemics or pandemics (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), including the COVID-19 pandemic; (e) changes in the financial, credit, banking or securities markets in any country or region in the world and including changes or developments in or relating to currency exchange or interest rates; (f) changes required by GAAP or other accounting standards (or interpretations thereof); (g) changes in any applicable Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), including, to the extent relevant to the business of the Company and the Company Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (h) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Shares or change in its credit ratings (provided that the underlying causes of any such failure, decline or change may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); or (j) the announcement or pendency of the transactions contemplated by this Agreement (including as to the identity of the parties hereto); (k) shareholder litigation arising from or relating to this Agreement or the Merger; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter (but only to the extent such liability reasonably could be anticipated based on the substance and content of such disclosure); (n) any decrease in the value of the Non-Investment Grade Portfolio; or (o) any circumstance, occurrence, effect, change, event or development to the extent caused by the provision of any service provided by Parent or its Affiliates to the Company and its Subsidiaries.
“Company Memorandum of Association” has the meaning set forth in Section 3.01.
“Company Parties” has the meaning set forth in Section 6.06.
“Company PSU” means a performance share unit granted under the Company Share Plan.
“Company Recommendation” has the meaning set forth in Section 6.01(e).
“Company RSU” means a time-based restricted share unit granted under the Company Share Plan.
“Company SEC Documents” has the meaning set forth in Section 3.06(a).
“Company Share Award” means each Company PSU, Company RSU and other award granted under the Company Share Plan that may be settled in Common Shares.
“Company Share Plan” means the Company’s 2018 Stock Incentive Plan.
“Company Shareholder Approval” has the meaning set forth in Section 3.04.
“Company Shareholders Meeting” has the meaning set forth in Section 3.04.

“Company Statutory Statements” means all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which a Company Subsidiary is licensed or authorized or otherwise eligible or accredited with respect to the conduct of the business of insurance or reinsurance since January 1, 2018.
“Company Subsidiary” means any Subsidiary of the Company.
“Company Voting Debt” has the meaning set forth in Section 3.03(b).
“Confidentiality Agreement” means the general confidentiality undertakings of Parent entered into prior to the date hereof with the Company and acknowledged to cover information provided in connection with transactions contemplated by this Agreement.
“Consent” has the meaning set forth in Section 3.05(b).
“Contract” has the meaning set forth in Section 3.03(b).
“Data Breach” has the meaning set forth in Section 3.16(c).
“Debt Financing” has the meaning set forth in Section 6.05(a).
“Dissenting Shares” has the meaning set forth in Section 2.03(a).
“EDGAR” has the meaning set forth in Section 3.06(a).
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 8.01(b)(i).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” has the meaning set forth in Section 3.17.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Extended Condition Date” has the meaning set forth in Section 1.02.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1, et seq.), as amended.

“FCRA” has the meaning set forth in Section 3.16(a).
“Final Non-Investment Grade Portfolio Certificate” has the meaning set forth in Section 6.13(b).
“GAAP” has the meaning set forth in Section 3.06(b).
“Government Contract” means any Contract, including any prime contract, subcontract (at any tier), facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any Company Subsidiary and any Governmental Entity (acting on its own behalf or on behalf of another country or international organization). For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
“Government Official” means (i) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer of or individual who holds a position in a political party; (iv) a candidate for political office; (v) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (vi) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).
“Governmental Approvals” has the meaning set forth in Section 6.03(a).
“Governmental Entity” has the meaning set forth in Section 3.05(b).
“Hazardous Substance” means any waste, pollutant, contaminant, substance or material, including petroleum, petroleum-based or petroleum-derived substance or waste, asbestos or asbestos-containing material, radiological, biological or medical substances or wastes, the presence of which is regulated, or requires investigation or remediation, under any Environmental Laws.
“HSR Act” has the meaning set forth in Section 3.05(b).
“Indebtedness” means, with respect to any Person, without duplication, (i) all liabilities or obligations for borrowed money or in respect of loans or liabilities or obligations issued or incurred in substitution or exchange for liabilities or obligations for borrowed money or in respect of loans or advances, (ii) all liabilities or obligations evidenced by any bond, debenture, note, mortgage or other debt instrument or debt security, (iii) all outstanding reimbursement and payment obligations under surety bonds, letters of credit, bankers’ acceptances, indemnities, performance letters, comfort letters and other arrangements similar to the foregoing, in each case solely to the extent supporting obligations for borrowed money, and any other letters of credit to the extent drawn or for which there are outstanding reimbursement or payment obligations, (iv) all leases of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person, (v) all liabilities or obligations under or pursuant to interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or similar arrangements, (vi) all liabilities or obligations to current or former holders of Common Shares or

8½% Preference Shares in respect of advisory, service or management fees or dividends or other distributions declared or accrued but unpaid prior to Closing, (vii) all liabilities or obligations for direct or indirect guarantees of another Person in respect of liabilities or obligations of the type set forth in the foregoing clauses, or (viii) any accrued and unpaid interest, prepayment or redemption penalties, premiums or payments and unpaid fees and expenses, in each case that are payable in connection with the retirement, payment or prepayment of any of the foregoing liabilities or obligations owing by such Person.
“Inquiry” has the meaning set forth in Section 5.04(a).
“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local or multinational.
“Insurance Regulator” means all Governmental Entities regulating the business of insurance and reinsurance under applicable Law.
“Intellectual Property Rights” means all of the following throughout the world (a) patents, designs, utility models and statutory invention registrations and all registrations and pending applications therefor (“Patents”), (b) trademarks, service marks, slogans, logos, designs, certification marks, trade dress, corporate names, trade names, domain names and other indicia of source, and all goodwill associated therewith, and related registrations (“Trademarks”), (c) copyrights, including copyrights (and other intellectual property rights) in Software, and related registrations (“Copyrights”), and (d) confidential or proprietary information, technology, know-how, trade secrets, manufacturing and production procedures and techniques, inventions, designs, research and development information, methods, plans and formulae.
“IRS” means the United States Internal Revenue Service.
The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the individuals set forth on Schedule 1-A hereto, and, in the case of Parent and Merger Sub, the actual knowledge, of the individuals set forth on Schedule 1-B hereto.
“Law” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, official administrative pronouncements, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
“Legal Restraints” has the meaning set forth in Section 7.01(c).
“Letter of Transmittal” has the meaning set forth in Section 2.02(b).
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“Material Contract” has the meaning set forth in Section 3.18(a).
“Maximum Amount” has the meaning set forth in Section 6.04(b).

“Merger” has the meaning set forth in Section 1.01.
“Merger Application” has the meaning set forth in Section 1.03.
“Merger Consideration” has the meaning set forth in Section 2.01(c).
“Merger Sub” has the meaning set forth in the Recitals.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“Merger Sub Common Shares” has the meaning set forth in Section 2.01.
“Nasdaq” has the meaning set forth in Section 3.05(b).
“Non-Investment Grade Portfolio Loss” means the negative number derived by subtracting (i) the sum of Unrealized Losses plus Realized Losses from (ii) the sum of Unrealized Gains plus Realized Gains plus Net Interest Income using position listings and valuations prepared and made as of the applicable dates specified in Section 6.13; provided, that if the result of the foregoing calculation is equal to or greater than zero, the Non-Investment Grade Portfolio Loss shall be zero. For purposes of this definition:
“Company’s Non-Investment Grade Portfolio Estimate” means the monthly estimate, prepared by the Company in the ordinary course, of the profit or loss attributable to the Non-Investment Grade Portfolio during the preceding month, using processes and procedures consistent with past practice.
“Investment Management Agreements” means the investment management agreements (as amended and restated) set forth on Section 9.03(c) of the Company Disclosure Letter.
“Investment Manager” means HPS Investment Partners, LLC (f/k/a Highbridge Principal Strategies, LLC).
“Net Interest Income” means the interest earned and received net of management fees, performance fees and cost of borrowing and miscellaneous other investment expenses, on investments in the Non-Investment Grade Portfolio during the Relevant Period.
“Realized Gains and Losses” means, respectively, the aggregate net gain or loss realized upon dispositions during the Relevant Period of investments held in the Non-Investment Grade Portfolio.
“Relevant Period” means the period from September 30, 2020, through the date that is two (2) Business Days prior to the Closing Date.
“Unrealized Gains and Losses” means, respectively, the gains or losses in market value of all investments in the Non-Investment Grade Portfolio not disposed of prior to or on the expiration of the Relevant Period.
“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.10(a).

“Notice Period” has the meaning set forth in Section 5.04(d).
“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.
“Parent” has the meaning set forth in the Recitals.
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would be reasonably expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, including by preventing or materially impairing, interfering with, hindering or delaying the consummation thereof.
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“Permit” means qualifications, certificates, permits, licenses, registrations, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar statutory Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings (provided adequate reserves have been established in accordance with GAAP); (ii) licenses or other grants of rights in Intellectual Property Rights; (iii) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (iv) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (v) Liens resulting from securities Laws; (vi) statutory Liens for current ad valorem property Taxes, utilities and other governmental charges not yet due and payable; (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (viii) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (ix) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (x) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations; and (xi) Liens pursuant to existing Indebtedness of the Company or any of the Company Subsidiaries.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, payment card information, other customer, financial or account number or information, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person or the electronic device or computer of a natural person (such as cookies, IP addresses, persistent identifiers, and processor or device serial numbers or unique identifiers), financial information and personal or sensitive information as defined by Privacy Laws.
“Preference Shares” has the meaning set forth in Section 3.03.
“Preliminary Non-Investment Grade Portfolio Certificate” has the meaning set forth in Section 6.13(a).
“Privacy Incident” has the meaning set forth in Section 3.16(d).
“Privacy Laws” has the meaning set forth in Section 3.16(a).
“Proxy Statement” has the meaning set forth in Section 6.01(a).
“PSU Merger Consideration” has the meaning set forth in Section 2.04(a)(i).
“Real Estate Leases” has the meaning set forth in Section 3.19(b).
“Registered Intellectual Property Rights” has the meaning set forth in Section 3.20(a).
“Registrar” has the meaning set forth in Section 1.03.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the Environment.
“Representatives” has the meaning set forth in Section 5.04(a).
“Required Financing Information” means (a) all financial and related information relating to the Company and the Company Subsidiaries that is necessary to permit Parent and Merger Sub to prepare information reasonably requested by the sources of Debt Financing in connection with the Debt Financing and (b) such other financial statements or other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, Merger Sub, or the sources of the Debt Financing to the extent that such financial statements or other information is of the type and form required or customarily included in a confidential information memorandum or bank presentation in respect of the Debt Financing; provided, that Parent shall be solely responsible for (i) the preparation of any projections, pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with any Debt Financing and (ii) any description of the Debt Financing or other information customarily provided by the Debt Financing sources or their counsel.
“Required Regulatory Approvals” has the meaning set forth in Section 7.01(b).
“RSU Merger Consideration” has the meaning set forth in Section 2.04(a)(ii).
“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject of countrywide or territory-wide Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is: (i) named in any Sanctions list maintained by (A) the United States, (B) the United Nations, (C) the European Union or (D) Bermuda; (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or any entity directly or indirectly controlled by, a government of a Sanctioned Country; or (iv) otherwise the subject of Sanctions.
“Sanctions” means the trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States, (ii) the United Nations, (iii) the European Union or (iv) Bermuda and the respective governmental institutions and agencies of any of the foregoing, including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Departments of State and Commerce.
“Schedule 13E-3” has the meaning set forth in Section 6.01(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Capital” has the meaning set forth in Section 3.03(a).
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.
“Subsidiary”  of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For purposes of this definition, “controlled,” as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Superior Proposal” has the meaning set forth in Section 5.04(f)(ii).
“Surviving Company” has the meaning set forth in Section 1.01.

“Tax” or “Taxes” means (i) all federal, state, local, non-U.S. or other taxes, duties, imposts, levies, assessments, withholdings or similar charges imposed by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, capital, sales, use, consumption, business, ad valorem, value added, transfer, stamp duty, franchise, profits, inventory, capital stock, license, withholding (including backup withholding), payroll, employment, unemployment, disability, social security, national insurance, unemployment, excise, severance, stamp, occupation, registration, documentary, environmental, goods and services, property, escheat, unclaimed property, customs duties and estimated taxes, (ii) all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) all liability pursuant to Treasury Regulation Sections 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law, by Contract (other than pursuant to a Commercial Tax Obligation) or otherwise in respect of any items of any other Person described in clause (i) or clause (ii), in each case described in clauses (i), (ii) or (iii), whether disputed or not.
“Tax Return” means any original, amended or estimated return, statement, report, election, declaration, disclosure, schedule, form or other document or statement (including any claim for refund or information return or report) filed or required to be filed with any Taxing Authority, including any schedules, annexes, attachments or supplements to any of the foregoing.
“Tax Sharing Obligation” means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company or any Company Subsidiary, on one hand, and any other Person on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Agreement.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.
“Termination Fee” has the meaning set forth in Section 8.03(a).
“Underwriting Guidelines” means the guidelines set forth in Exhibit A of the Services Agreements (as amended and restated) set forth on Section 9.03(u) of the Company Disclosure Letter.
Section 9.04.    Interpretation.
(a)    When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to this Agreement shall include the Company Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” or “dollars” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.
Section 9.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.06.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 9.07.    Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Exhibits or Annexes hereto and thereto, and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to confer upon any Person other than the parties any rights or remedies. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, if Parent or Merger Sub materially breach their respective obligations to consummate the Merger, the Company has the right to pursue, on behalf of the Company’s shareholders, from Parent damages in the event of such breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company, on behalf of the Company’s shareholders, shall all be determined by reference to the total amount that would have been recoverable under the circumstances of such breach by such shareholders if all such shareholders brought an action against Parent or Merger Sub and were recognized as third-party beneficiaries hereunder.

Section 9.08.    GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.
Section 9.09.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Parent and/or Merger Sub may be assigned, without the prior written consent of the Company, to an entity in which Parent owns more than 30% of the equity interests, an Affiliate of Parent or a direct or indirect wholly owned Subsidiary of Parent and, upon such an assignment by Parent and/or Merger Sub, the terms of this Agreement referring or relating to Parent and/or Merger Sub shall be construed to refer or relate to such assignee(s), mutatis mutandis; provided, further, that in the case of any assignment by Parent and/or Merger Sub described in the foregoing, no such assignment shall relieve the assignor of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.
Section 9.10.    Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby; provided, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. In addition, each of the parties hereto irrevocably agrees that any Action arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such proceeding mandatorily must be brought in Bermuda. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein (in each case, except to the extent that any such proceeding mandatorily must be brought in Bermuda). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal Action in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason other than failure to serve process in accordance with this Section 9.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12.    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

WATFORD HOLDINGS LTD.

By:	/s/ Jon Levy
	Name:	Jon Levy
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ARCH CAPITAL GROUP LTD.

By:	/s/ François Morin
	Name:	François Morin
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GREYSBRIDGE LTD.

By:	/s/ François Morin
	Name:	François Morin
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
THIS STATUTORY MERGER AGREEMENT is dated [●], 2020 (this “Agreement”).
BETWEEN:

(1)
WATFORD HOLDINGS LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (hereinafter called the “Company”);

(2)
ARCH CAPITAL GROUP LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its principal office at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (hereinafter called “Parent”); and

(3)
GREYSBRIDGE LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at 2nd Floor Atlantic House, 11 Par-La-Ville Rd, Hamilton HM 11, Bermuda (hereinafter called “Merger Sub”).

WHEREAS:

(A)	Merger Sub is a wholly-owned subsidiary of Parent;

(B)
This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Parent, Merger Sub, and the Company, dated October 9, 2020 (the “Agreement and Plan of Merger”); and

(C)
Parent, Merger Sub and the Company have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger, merge with and into the Company, with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS
Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Agreement and Plan of Merger.

2.	EFFECTIVENESS OF MERGER

(a)
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company.

Ex. A - 1

(b)
The Merger shall be conditional on the satisfaction on or prior to the Closing Date of each of the conditions to the Merger identified in Article VII of the Agreement and Plan of Merger (Conditions Precedent).

(c)	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda (the “Effective Time”).

3.	NAME OF SURVIVING COMPANY
The Surviving Company shall be named Watford Holdings Ltd.

4.	MEMORANDUM OF ASSOCIATION
The memorandum of association of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be the memorandum of association of the Company as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

5.	BYE-LAWS
The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be the bye-laws of the Company as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

6.	DIRECTORS AND OFFICERS
(a) The names and addresses of the directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, and who shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company are as follows:
[Name]
[Address]

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company.

Ex. A - 2

7.	CONVERSION OF SECURITIES

(a)
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the Common Shares or any of the 8½% Preference Shares or any of the Merger Sub Common Shares:

(i)
Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and, together with the 8½% Preference Shares issued and outstanding immediately prior to the Effective Time, shall constitute the only issued and outstanding share capital of the Surviving Company;

(ii)
Each Common Share that is owned by Parent or Merger Sub or the Company as a treasury share or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)
Subject to Section 7(a)(v) and Section 7(b) below, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with paragraph (ii) above) shall be converted into the right to receive the Merger Consideration. All such Common Shares, when so converted, shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration;

(iv)
Each 8½% Preference Share issued and outstanding immediately prior to the Effective Time shall be converted into one Surviving Company Preference Share with the same rights, preferences and voting powers as the 8½% Preference Shares so that each holder of 8½% Preference Shares owns the same number of Surviving Company Preference Shares immediately after the Effective Time as such entity owned of 8½% Preference Shares immediately prior to the Effective Time; and

(v)
At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive, in the case of Common Shares, the Merger Consideration or, in the case of the 8½% Preference Shares, the preferred shares of the Surviving Company, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than, in the case of Common Shares, the Merger Consideration or, in the case of the 8½%

Ex. A - 3

Preference Shares, the value of their preference shares in the Surviving Company, be entitled to receive such difference from the Surviving Company by payment made within one month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)	Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs or Company RSUs, as applicable:

(i)
each then outstanding Company PSU shall become fully vested on the basis of assuming, in all cases, the achievement in full of the applicable performance metrics at the target level of performance and be canceled in exchange for the right of the holder thereof to receive the PSU Merger Consideration; and

(ii)	each then outstanding Company RSU shall become fully vested and be canceled in exchange for the right of the holder thereof to receive the RSU Merger Consideration.

8.	EXECUTION IN COUNTERPARTS
This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	NOTICES
All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
IF TO MERGER SUB OR PARENT, TO:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Email:    LPetrillo@archcapservices.com
Attention:    Louis Petrillo
with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005

Ex. A - 4

Email:    kpetillo-decossard@cahill.com
Attention:    Kimberly C. Petillo-Décossard
IF TO COMPANY, TO:
Watford Holdings Ltd.
Waterloo House, 1st Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Email:    lbr@watfordholdings.com
Attention:    Laurence Richardson
with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street, 3rd Floor
New York, New York 10019
Facsimile:     (212) 878-8375
Email:        gary.boss@cliffordchance.com
        john.healy@cliffordchance.com
Attention:    Gary Boss
        John A. Healy
or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

10.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.
Signature Page Follows

Ex. A - 5

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.
SIGNED for and on behalf of
ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

Witnessed:
By:

SIGNED for and on behalf of
GREYSBRIDGE LTD.

By:
Name:
Title:

Witnessed:
By:

Ex. A - 6

SIGNED for and on behalf of
WATFORD HOLDINGS LTD.

By:
Name:
Title:

Witnessed:
By:

Ex. A - 7